Exhibit 5.1

December 17, 2001

Cerner Corporation
2800 Rockcreek Parkway
North Kansas City, MO 64117

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 (the “Registration Statement”) of Cerner Corporation, a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (“SEC”) on or about December 17, 2001 for the purpose of registering under the Securities Act of 1933, as amended, 45,000 shares of Common Stock, par value $.01 per share (“Common Stock”), of the Company, proposed to be issued pursuant to the 1993 Director and Management Plan, the 1993 Incentive Stock Option Plan, the 2000 Incentive Stock Option Plan, the Mitchell Laskey Employment Agreement, the Saul Bloom Employment Agreement, and the Martin Levin Employment Agreement (the “Plans”).

As Vice President and Chief Legal Officer of the Company, I am of the opinion, based upon my examination of the law and pertinent documents, that all necessary corporate action has been taken to authorize the issuance of the aforesaid shares of Common Stock under the Plans and all such shares of Common Stock, when issued pursuant to the Plans, will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the SEC as an Exhibit to the Registration Statement and to the reference to my name under the heading “Interests of Named Experts and Counsel” in the Registration Statement.

Very truly yours,

/s/ Randy D. Sims

Randy D. Sims
Vice President and Chief Legal Officer